Exhibit 99.1

2007 Net Income Rises 18% at Bank of Florida Corp.

Significantly Raises Reserves in the Fourth Quarter as a Result of Deteriorating Market Conditions

NAPLES, Fla.--(BUSINESS WIRE)--Bank of Florida Corporation (Nasdaq:BOFL), a $1.3 billion multi-bank holding company based in Naples, Florida, today reported full-year 2007 net income of $2.7 million, up 18% from 2006. Earnings per diluted share for 2007 were $0.23, 18% lower than the prior year. These results reflect a net loss of $970,000 in fourth quarter 2007 or ($0.08) per diluted share compared to net income of $677,000 or $0.07 per diluted share in fourth quarter 2006. The Company earned $1.6 million or $0.12 per diluted share in third quarter 2007.

Michael L. McMullan, Bank of Florida Corporation’s CEO and President, stated, “2007 was another year of significant growth and positioning for our franchise. We completed the purchase and integration of Old Florida Bank, our largest acquisition at $283 million in assets, into Bank of Florida — Southwest. With this acquisition we relocated our operations facility to Ft. Myers and completed a company-wide conversion to the Jack Henry `Silverlake' operating system, bringing all subsidiaries under a common operating umbrella and product suite for the first time. From a facilities perspective, we opened our Pinellas County financial center, consolidated duplicate offices in Bonita Springs, and moved Bank of Florida — Southeast into a new headquarters in downtown Ft. Lauderdale. We also began preparing for a very challenging 2008 by strengthening selected support functions, including credit administration and loan review, and upgraded open positions by replacing them with seasoned individuals in each of our markets. In addition, Bank of Florida Trust Company closed the year with assets under advice of $499 million and an 81% increase in pretax earnings, to $945,000, providing the financial capacity to further expand personnel and resources in 2008 to maintain its growth trajectory.”

Mr. McMullan went on to say, “Our strong loan and earnings growth trends continued through the third quarter of this year, along with maintaining good credit quality, while many of our competitors experienced declines in each of these areas. However, during the fourth quarter we identified certain commercial real estate loans that were impacted by current market conditions in Southwest Florida, especially in Lee County, where deterioration of real estate values has been among the sharpest in the State. This contraction in Southwest Florida caused an increase in our nonperforming loans which, along with continued reassessment of loss exposure in the Company’s other markets, resulted in a $2.7 million loan loss provision in the fourth quarter. We continue to scrub our loan portfolio on a daily basis and have added additional staff, including a special assets team, to focus on loans that show the potential for future problems. Our credit review and allowance methodology continue to support and justify our reserve levels, which provide for potential losses inherent in the loan portfolio. It should also be noted that we have no Sub-Prime loans on our books.”

“Although many areas of Florida have and are experiencing deteriorating real estate conditions, as we did in the fourth quarter, we were able to grow our loan portfolio $175 million, or 22%, organically and $361 million, or 46%, with the acquisition of Old Florida Bank during 2007. In addition, and more importantly, we successfully grew our core deposits, excluding certificates of deposit, $14 million, or 6%, excluding Old Florida, and $113 million, or 27%, with the deposits acquired in the acquisition. We believe this was a major accomplishment in a time when average balances were declining sharply as a result of the on-going market conditions. In fact, with our newly updated suite of cash management products, including an attractive on-balance sheet sweep product that replaces the previous off-balance sheet sweep utilized by our larger customers, we believe our positive deposit gathering momentum will continue in 2008. As a result, our newly created and rolled out incentive plan places an emphasis for both our lenders and business development personnel on generating core deposits and developing lasting client relationships. On the lending side, we have lowered our growth expectations for 2008 to approximately 10-12%, half the organic growth rate experienced in 2007.”

When discussing earnings for 2007 Mr. McMullan commented, “Besides the impact of $2.4 million more in loan loss provision expense in the fourth quarter, net interest income decreased $950,000 or 8% compared to third quarter 2007. This reflects continued compression in our net interest margin, which includes reversals of $400,000 in accrued interest on the $8.5 million in loans that became nonperforming during the fourth quarter. We expect margin compression to continue into 2008 as competition within our markets continue to hold core deposits at very high interest rates. However, as certificates of deposit and other term funding vehicles reprice downward in this falling interest rate environment, the net interest margin should return to the present level by the end of 2008, depending on further rate cuts by the Federal Reserve.

“Noninterest income rose approximately $500,000 during the fourth quarter compared to the third quarter, primarily reflective of a gain on certain FHLB advances originated in June 2006. Noninterest expense increased $1.4 million over the same time period. Increases in noninterest income during 2008 are projected to come from continued growth in trust fees as well as increased service charge income, primarily as a result of providing additional cash management services, revised pricing of depositor services and the collection of a number of previously waived fees. Controllable noninterest expense in 2008 will be tightly managed, holding headcount, especially non-revenue generating headcount, flat with 2007 year end levels, which included the reduction of several non-core and duplicate positions. In addition, no added occupancy or other infrastructure expense is planned, other than that previously committed to, which includes an additional banking center in Miami-Dade County and the relocation of an existing banking center in Fort Lauderdale. Conversion to the Company’s new core operating system brought additional operating efficiencies during the latter part of 2007, with full-year benefits expected in 2008. During the latter half of 2007, costs related to the management and disposition of nonperforming loans were approximately $300,000. This activity could entail as much as $1 million in 2008.”

McMullan concluded, “We enter 2008 well-prepared to deal with asset quality challenges in our markets that are likely to continue for most of the year. I am confident that we will successfully work through these pockets of concern, the vast portion of which have been driven by the downturn in the Florida real estate market and are not a result of any relaxation of our underwriting standards or of our evaluation of the credit worthiness of our borrowers. As previously mentioned, we have added a special assets team that is focused exclusively on problem loans. This team reports to John James, Senior Executive Vice President of Bank of Florida Corp., who has over 40 years experience in Special Asset Management, Risk Management and Credit Administration. We believe that the added expense associated with this new team is money well spent. We also believe that having them on board will allow the rest of the Company to continue to serve and grow in some of the premier markets in Florida.

“Our overall view for next year includes slower than previously anticipated loan growth, approximately 10-12% for the year, and continued margin compression, both driven by current market conditions. Our loan growth will focus primarily on the medical communities in the markets we serve, as well as an increased emphasis on Commercial & Industrial (C&I) lending. As previously mentioned, we will continue our focus on generating core deposits in 2008 and are rolling out an incentive plan that is heavily weighted on core deposit growth for both our lenders, as well as our business development personnel. We are also investing in our Trust Company by adding additional resources and anticipate strong growth in Assets Under Management during 2008.

“Finally, the impact of slower than anticipated loan growth and continued margin compression is expected to delay our Return on Assets and Efficiency Ratio targets by a few quarters. However, given the current market conditions, we believe our revised growth and margin expectations reflect the challenges of 2008.”

Discussion of specific performance factors for fourth quarter 2007, including additional detail regarding loan quality, follows below.

  Loans totaled $1.1 billion at December 31, 2007, decreasing $8 million during the fourth quarter. Over the past 12 months, the loan portfolio has increased $361 million or 46%; excluding the Old Florida acquisition, growth has been $175 million or 22%. As of quarter end, 44% of the Company’s loans adjust within 90 days to a change in the prime rate or LIBOR, down from 49% in the past six months largely due to construction loan paydowns.
  Total deposits decreased $48 million during the fourth quarter to $937 million. Core deposits, which exclude all certificates of deposit (CDs), were virtually unchanged. Maturities in National Market CD’s, which frequently are priced at a lower rate than retail CDs in our markets, represent nearly $41 million of the total $47 million decrease in CDs. Competition for business operating accounts continues to be intense; however, the Company has been successful in generating new accounts which resulted in nearly a $2 million increase in average core deposits in the fourth quarter, reflecting improvement in average demand deposits (up $4 million) and money market accounts (up $5 million), partially offset by decreases in interest-bearing checking and savings accounts.
  Over the past 12 months, total deposits have climbed by $246 million or 36%, while core deposits have risen by $114 million or 27%. Excluding the Old Florida acquisition, total deposits have increased by $52 million or 8%, while core deposits have risen by $25 million or 6%. Core deposits now represent 57% of total deposits, down from 61% one year earlier primarily due to factors impacting the banking industry in general. Steps the Company is taking to strengthen core deposit growth include offering new cash management products, such as remote deposit capture and automated customer account reconciliation. The Company has also increased new business development efforts in all of its markets including Collier and Broward Counties, which have combined market deposits of over $57 billion and where the Company has had a long-standing presence.
  Total borrowings, including advances from the FHLB and subordinated debt, were $171 million at December 31, 2007, up $36 million during the past 90 days due to additional FHLB borrowings, largely offsetting the reduction in National Market CDs. Over the past 12 months, FHLB borrowings have increased $113 million, or 266%, to $155 million as the Company has found this source to be an effective and less costly supplement to retail and National Market CDs. Combined borrowings and National Market CDs represented 23% of total earning assets as of December 31, 2007, an increase from 14% in the past year.
  Net interest income from loans and investments in fourth quarter 2007 decreased 8% or $950,000 over the third quarter. In total, average earning assets for the fourth quarter decreased $13 million or 1% over the third quarter while interest bearing liabilities decreased $5 million, generating a reduction in net interest income of $179,000. A narrower net interest margin, which included a reversal of approximately $400,000 of interest income associated with nonperforming loans, accounted for the remaining $771,000 reduction. Compared to fourth quarter 2006, net interest income has risen nearly $1.8 million or 19%, primarily related to an increase in average earning assets (up $361 million or 44%) somewhat offset by a decrease in net interest margin.
  The net interest margin was 3.69% for the fourth quarter, a decrease of 27 basis points from third quarter 2007. The interest reversed on loans that became nonperforming in the fourth quarter had a significant impact on average loan rates and the net interest margin. Excluding this $400,000 reversal, the rate on average loans would have decreased 27 basis points from third quarter 2007 levels, and the net interest margin would have been 3.82%, a 14 basis point decrease. As noted above, the Company expects continued compression in its net interest margin into 2008, though it is expected to flatten and return to approximately fourth quarter 2007 levels, depending on future rate reductions by the Federal Reserve, as term deposits and other liabilities reprice in the anticipated falling rate environment. On the earning asset side, fixed rate loans have recently increased as a percent of loans outstanding, another strategy to help mitigate a portion of the Company’s asset sensitive balance sheet. Lastly, the Company entered into a 5-year $45 million, cash flow interest rate swap shortly after the close of the third quarter. As of December 31, 2007 there was a positive 26 basis point spread between the floating rate payment and the fixed rate receipt.
  Though asset quality in the Company’s Southeast and Tampa Bay markets remained strong during the last ninety days, nonperforming loans in the Southwest banking market rose $8.6 million, accounting for all of the increase to $14.2 million in nonperformers at December 31, 2007, or 1.24% of total loans outstanding. At year-end 2006, there were $675,000 in nonperforming loans or 0.09% of loans outstanding, a level more typical of the Company’s historic performance. From year-end 2003 to year-end 2006, nonperformers averaged $418,000 or 0.11% of loans outstanding. Loans 30-89 days past due and still accruing interest were $2.7 million at December 31, 2007 or 0.24% of total loans outstanding, compared to year-end 2006 when they were $1.7 million or 0.22% of loans outstanding on a loan portfolio about two-thirds of today’s size. Loans 30-89 days past due and still accruing were $7.4 million or 0.64% of total loans at the end of third quarter 2007, which included a $5.4 million former Old Florida commercial real estate loan that was 30-59 days past due at that time.
  The five largest nonperforming loans, all of which are in the Southwest market, total $11.4 million. They are comprised of a 200-unit residential condominium project in Ft. Myers; two 8-unit condominium buildings on 4+ acres in Lehigh Acres; a residential lot and two completed or nearly completed homes in the South Naples/Marco Island area; a residential lot loan in a highly valued, well-established neighborhood in Naples; and two vacant commercial lots/one vacant waterfront residential lot in Cape Coral. The primary factor impacting the value of these and the other nonperforming loans is overall market value deterioration. As already discussed, the Company hired a full-time special assets manager in mid-summer 2007 to focus on Southwest Florida, especially Lee County, and all such situations are being rigorously managed. In addition, steps to preserve collateral have been taken, with certain properties in various stages of negotiation with interested buyers. During the fourth quarter, the Company’s single $1.5 million foreclosed property acquired in third quarter 2007 was sold. The current $1.4 million foreclosed property is currently under contract.
  Reflective of the sharp rise in nonperforming loans, the allowance for loan losses was increased by $2.7 million during the quarter to $14.4 million or 1.26% of total loans, $6.6 million or 26 basis points higher as a percent of total loans than the allowance at December 31, 2006. Coverage of the allowance to nonperforming loans was 102%. In addition, as part of its ongoing review of the acquired Old Florida loans for impairment that occurred prior to acquisition date, the Company increased goodwill by approximately $1.9 million during the fourth quarter, which management believes are the final adjustments for conditions prior to acquisition. Net charge-offs were de minimis at $40,000 for the quarter, bringing full year 2007 net charge-offs to $401,000 or 0.05% of average loans, which compares to $192,000 or 0.03% of average loans in 2006.
  Assets under advice at Bank of Florida Trust Company were $499 million at quarter end, up $84 million or 20% during the past 12 months. While assets under advice were essentially unchanged during the quarter, reflective of market conditions and normal client cash needs, approximately $10 million in new accounts was signed during quarter and are expected to fund during the first quarter of 2008. Total revenues for the fourth quarter were $818,000, up 25% from the same quarter last year, driving full-year revenues to $3.1 million for a 21% increase over 2006. Pretax net income for 2007 soared 81% to $945,000 over the prior year, giving the Trust Company the financial strength to invest in additional personnel and resources in 2008 to maintain its growth trajectory.
  Noninterest income was $1.8 million in the fourth quarter, a $502,000 or 39% increase from third quarter 2007, entirely related to a $508,000 gain on certain FHLB advances originated in June 2006. Service charges, commissions, and fees were largely unchanged from the third quarter, as were trust fees. Consistent with the severe downturn in the residential real estate market, mortgage banking fees from loans sold in the secondary market continued to be minimal.
  Fourth quarter noninterest expense increased $1.4 million or 14% compared to third quarter 2007. Major items which explain the change include increased salaries and benefits (up $530,000), higher occupancy and equipment expense (up $267,000 due to occupying new/expanded facilities and added depreciation on new core operating system software), higher professional fees (up $221,000, caused by greater legal and consulting fees), and higher miscellaneous expense (up $544,000). Not reflected in these results is the reduction of thirteen positions in December, representing approximately $750,000 in annualized personnel expense, to improve efficiencies in certain of the Company’s operations. As noted above, the increase in fourth quarter noninterest expense occurred simultaneously with a decrease in top-line revenue (as defined above). For full-year 2007, however, top-line revenue (excluding other gains/losses) increased $12.9 million compared to an $11.1 million increase in noninterest expense (excluding $313,000 in nonrecurring expenses).

The following table summarizes the company’s results for fourth quarter 2007 and year-to-date versus third quarter 2007 and comparable prior year periods.

Bank of Florida Corporation
Summary of Consolidated Financial Data
(Dollars in thousands, except per share data)

	For the Three Months Ended				For the Three Months Ended			For the Twelve months Ended
	Dec 31,	Sept 30,	Increase/(decrease)		Dec 31,	Increase/(decrease)		Dec 31,	Dec 31,	Increase/(decrease)
	2007	2007	$	%	2006	$	%	2007	2006	$	%

Total interest income	$22,445	$23,727	$(1,282)	-5.4%	$16,227	$6,218	38.3%	$84,155	$52,330	$31,825	60.8%
Total interest expense	11,441	11,773	(332)	-2.8%	7,005	4,436	63.3%	40,931	21,221	19,710	92.9%
Net interest income before provision	11,004	11,954	(950)	-7.9%	9,222	1,782	19.3%	43,224	31,109	12,115	38.9%
Provision for loan losses	2,717	336	2,381	708.6%	734	1,983	270.2%	4,254	2,836	1,418	50.0%
Net interest income after provision	8,287	11,618	(3,331)	-28.7%	8,488	(201)	-2.4%	38,970	28,273	10,697	37.8%
Non interest income	1,765	1,263	502	39.7%	1,074	691	64.3%	5,588	4,242	1,346	31.7%
Gain on sale of investments	0	0	0	N/A	0	0	N/A	0	0	0	N/A
Noninterest expense	11,662	10,220	1,442	14.1%	8,361	3,301	39.5%	39,980	28,585	11,395	39.9%
Income before taxes	(1,610)	2,661	(4,271)	-160.5%	1,201	(2,811)	-234.1%	4,578	3,930	648	16.5%
Provision for income taxes	(640)	1,054	(1,694)	-160.7%	524	(1,164)	N/A	1,835	1,611	224	N/A
Net income (loss)	(970)	1,607	(2,577)	-160.4%	677	(1,647)	-243.3%	2,743	2,319	424	18.3%

Basic earnings (loss) per common share	$(0.08)	$0.13	$(0.21)	-161.5%	$0.07	$(0.15)	-214.3%	$0.23	$0.29	$(0.06)	-20.7%
Diluted earnings (loss) per common share	$(0.08)	$0.12	(0.20)	-166.7%	$0.07	(0.15)	-214.3%	$0.23	$0.28	(0.05)	-17.9%

Weighted average common shares - Basic	12,779,020	12,765,269	13,751	0.1%	9,569,452	3,209,568	33.5%	11,768,529	8,026,312	3,742,217	46.6%
Weighted average common shares - Diluted	12,845,424	12,874,038	(28,614)	-0.2%	9,804,949	3,040,475	31.0%	11,905,196	8,278,210	3,626,986	43.8%

Return on average assets	-0.30%	0.49%	-0.79%	-161.2%	0.31%	-0.61%	196.8%	0.31%	0.32%	-0.01%	3.1%
Return on average common equity	-1.94%	3.27%	-5.21%	-159.3%	2.01%	-3.95%	196.5%	2.05%	2.26%	-0.21%	9.3%

Top-line revenue	$12,769	$13,217	$(448)	-3.4%	$10,296	$2,473	24.0%	$48,812	$35,351	$13,461	38.1%
Net interest margin	3.69%	3.96%	-0.27%	-6.8%	4.44%	-0.75%	-16.9%	3.98%	4.48%	-0.50%	-11.2%
Efficiency ratio	91.33%	77.32%	14.01%	18.1%	81.21%	10.12%	12.5%	81.91%	80.86%	1.05%	1.3%

Average equity to average assets	15.24%	14.86%	0.38%	2.6%	15.53%	-0.29%	-1.9%	15.08%	14.02%	1.06%	7.6%
Average loans held for investment to average deposits	118.02%	120.19%	-2.17%	-1.8%	112.83%	5.19%	4.6%	117.31%	105.87%	11.44%	10.8%
Net charge-offs to average loans	0.01%	0.06%	-0.05%	N/A	0.00%	0.01%	N/A	0.05%	0.03%	0.02%	66.7%

	Dec 31,	Sept 30,	Increase/(decrease)		Dec. 31	Increase/(decrease)
	2007	2007	$	%	2006	$	%

Total assets	$1,310,488	$1,323,415	-$12,927	-1.0%	$883,102	$427,386	48.4%
Cash & cash equivalents	17,388	17,675	(287)	-1.6%	27,744	(10,356)	-37.3%
Earning assets	1,192,104	1,202,796	(10,692)	-0.9%	838,626	353,478	42.1%
Investment securities	38,008	40,815	(2,807)	-6.9%	41,724	(3,716)	-8.9%
Loans	1,144,762	1,152,263	(7,501)	-0.7%	783,610	361,152	46.1%
Allowance for loan losses	14,431	11,754	2,677	22.8%	7,833	6,598	84.2%
Intangible Assets	65,597	64,451	1,146	1.8%	13,831	51,766	374.3%
Deposit accounts	937,116	985,149	(48,033)	-4.9%	691,180	245,936	35.6%
Borrowings	171,090	135,294	35,796	26.5%	53,500	117,590	219.8%
Stockholders' equity	$198,931	$198,763	$168	0.1%	135,505	$63,426	46.8%
Total common shares outstanding	12,779,020	12,779,020	0	0.0%	9,575,153	3,203,867	33.5%
Book value per common share	$15.57	$15.55	$0.02	0.1%	$14.15	$1.42	10.0%
Tangible book value per common share	$10.43	$10.51	$(0.08)	-0.8%	$12.71	$(2.28)	-17.9%

Loan loss allowance to total loans	1.26%	1.02%	0.24%	23.5%	1.00%	0.26%	26.0%
Loan loss allowance to nonperforming loans	101.69%	206.32%	-104.63%	-50.71%	1160.26%	-1058.57%	-91.2%
Nonperforming loans to total loans	1.24%	0.49%	0.75%	153.1%	0.09%	1.15%	1277.8%
Nonperforming assets to total assets	1.15%	0.54%	0.61%	112.96%	0.08%	1.07%	1337.5%

Leverage (tier 1 to average total assets)	10.24%	10.42%	-0.18%	-1.7%	13.95%	-3.71%	-26.6%
Assets under advice--Bank of Florida Trust Company	$499,350	$502,383	(3,033)	-0.6%	$415,318	84,032	20.2%

Bank of Florida Corporation

Bank of Florida Corporation (Nasdaq: BOFL, Newspaper listing: “BcshFla”) is a $1.3 billion-asset multi-bank holding Company located in Naples, Florida. Bank of Florida Corporation is the parent company for Bank of Florida - Southwest in Collier and Lee Counties; Bank of Florida – Southeast in Broward, Miami-Dade and Palm Beach Counties; Bank of Florida – Tampa Bay in Hillsborough and Pinellas Counties; and Bank of Florida Trust Company, collectively referred to as the “Company”. Investor information may be found on the Company’s web site, http://www.bankofflorida.com, by clicking on the "Investor Relations" tab. To receive an email alert of all company press releases, SEC filings, and events, select the “Email Notification” section.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bank of Florida Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Bank of Florida Corporation financial performance and could cause actual results for fiscal 2007 and beyond to differ materially from those expressed or implied in such forward-looking statements. Bank of Florida Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:
Bank of Florida Corporation, Naples
Michael L. McMullan, President & CEO
or
Tracy L. Keegan, Executive VP & CFO
239-254-2147